Exhibit 10.14

AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This AMENDMENT (the “Amendment”) to the EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) originally dated as of May 29, 2015, by and between Synergy Pharmaceuticals Inc., a Delaware corporation (the “Company”) and Troy M. Hamilton  (the “Executive”) is dated as of January 18, 2016.  Capitalized terms not defined herein shall have the meanings assigned to them in the Agreement.

WITNESSETH:

WHEREAS, on May 29, 2015, Executive and the Company entered into the Agreement; and

WHEREAS, the parties now desire to amend the Agreement to include payment of a pro rated Target Bonus in the event the Agreement is terminated under certain conditions;

NOW, THEREFORE, in consideration of and for the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Agreement is hereby amended as follows:

1.                                      Paragraph 1.5 shall be deleted in its entirety and replaced with the following:

“Incentive Compensation.  Executive shall be eligible to earn a cash bonus of up to 40% of his base salary for each calendar year during the Employment Term (such 40% amount, the “Target Bonus”) at the discretion of the Company’s Board of Directors, or if the Board organizes a compensation committee, such committee (the “Committee”).  Executive’s bonus, if any, shall be subject to all applicable tax and payroll withholdings.”

2.                                      The following paragraph shall be included after Section 4.1 in the Agreement:

“If Executive’s employment is terminated by the Company other than for Cause (as defined in Section 4.4 hereof) or as a result of Executive’s death or Permanent Disability (as defined in Section 4.2 hereof), or if Executive terminates his employment for Good Reason (as defined in Section 4.1 (b) hereof), and if such termination of employment occurs within one year following a Change of Control (as defined in Section 4.5 hereof), then, in addition to the payments and benefits set forth above in Sections 4.1(a)(i) — (v), Executive shall receive, within 30 days after the termination, a payment equal to the Target Bonus (as defined in Section 1.5 hereof) for the calendar year in which the termination occurs, prorated to reflect the portion of the year during which Executive was employed.”

2.             (A)          This Amendment shall be construed and interpreted in accordance with the laws of the State of New York without giving effect to the conflict of laws rules thereof or the actual domiciles of the parties.

(B)          Except as amended hereby, the terms and provisions of the Agreement shall remain in full force and effect, and the Agreement is in all respects ratified and confirmed. On and after the date of this Amendment, each reference in the Agreement to the “Agreement”, “hereinafter”, “herein”, “hereinafter”, “hereunder”, “hereof”, or words of like import shall mean and be a reference to the Agreement as amended by this Amendment.

(C)          This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute a single Amendment.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first stated above.

SYNERGY PHARMACEUTICALS INC.

By:	/s/ Gary S. Jacob
Name: Gary S. Jacob
Title: CEO

By:	/s/ Troy Hamilton
Name: Troy Hamilton
Title: Chief Commercial Officer